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SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Check the appropriate box:
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
FOG CUTTER CAPITAL GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1410 SW Jefferson Street
Portland, OR 97201-2548

November 1, 2004

Dear Stockholder:

        You are cordially invited to the 2004 Annual Meeting of Stockholders of Fog Cutter Capital Group Inc., to be held on December 8, 2004 at 10:00 a.m. Eastern Time at the Hyatt Regency Baltimore, 300 Light Street, Baltimore, MD 21202.

        At the meeting, you will be asked to elect seven directors to the Board of Directors of the Company and ratify the appointment of UHY LLP as independent accountants for the fiscal year ending December 31, 2004.

        Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the period ended June 30, 2004 are enclosed. I hope you will read them carefully. Also enclosed with this letter is a proxy authorizing officers of the Company to vote your shares for you if you do not attend the Annual Meeting. Whether or not you are able to attend the Annual Meeting, I urge you to complete your proxy and return it in the enclosed addressed, postage-paid envelope, as a quorum of the stockholders must be present at the Annual Meeting, either in person or by proxy.

        I would appreciate your immediate attention to the mailing of this proxy.

Yours truly,
Donald J. Berchtold Chief Executive Officer

FOG CUTTER CAPITAL GROUP INC. · P.O. Box 2665 · Portland, OR 97208-2665
1410 SW Jefferson Street, Portland, OR 97201-2548 · Phone 503-721-6500 · Email: info@fccgi.com · Traded on the OTC "Pink Sheets" as: FCCG

1410 SW Jefferson Street
Portland, OR 97201-2548

NOTICE OF ANNUAL MEETING

        The 2004 Annual Meeting of Stockholders of Fog Cutter Capital Group Inc., a Maryland corporation, will be held on December 8, 2004 at 10:00 a.m. Eastern Time at the Hyatt Regency Baltimore, 300 Light Street, Baltimore, MD 21202 for the following purposes:

          1.     to elect seven directors to the Board of Directors of the Company to serve until the 2005 Annual Meeting of Stockholders or until their successors are elected and qualified;

          2.     to ratify the appointment of UHY LLP as independent accountants of the Company for the fiscal year ending December 31, 2004; and

          3.     to transact such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

        The Board of Directors has fixed the close of business on October 8, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments.

        It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States. The proxy is revocable at any time prior to its use.

By Order of the Board of Directors,
R. Scott Stevenson Chief Financial Officer

FOG CUTTER CAPITAL GROUP INC. · P.O. Box 2665 · Portland, OR 97208-2665
1410 SW Jefferson Street, Portland, OR 97201-2548 · Phone 503-721-6500 · Email: info@fccgi.com · Traded on the OTC "Pink Sheets" as: FCCG

FOG CUTTER CAPITAL GROUP INC.
1410 SW JEFFERSON STREET
PORTLAND, OR 97201-2548

ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 8, 2004

PROXY STATEMENT

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

        The accompanying proxy is solicited by the Board of Directors of Fog Cutter Capital Group Inc., a Maryland corporation (the "Company"), for use at the 2004 Annual Meeting of Stockholders to be held at the Hyatt Regency Baltimore, 300 Light Street, Baltimore, MD 21202, on December 8, 2004, at 10:00 a.m. Eastern Time, and at any and all adjournments thereof (the "Annual Meeting"). The proxy may be revoked at any time before it is voted. If no contrary instruction is received, signed proxies returned by stockholders will be voted in accordance with the Board of Directors' recommendations.

        This proxy statement and accompanying proxy were first sent to stockholders on or about November 1, 2004.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: Secretary) a written notice of revocation on a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

        Only stockholders of record at the close of business on October 8, 2004 are entitled to vote at the Annual Meeting. Each outstanding share of common stock, par value $.0001 per share ("Common Stock") of the Company is entitled to one vote. The holders of a majority of the votes entitled to be cast whether present in person or by proxy shall constitute a quorum for purposes of the Annual Meeting. On the record date, there were 8,380,673 shares of Common Stock outstanding.

        The Company will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by regular employees of the Company in person, or by mail, courier, telephone or facsimile. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Expenses for the solicitation are estimated to be approximately $5,000, plus other reasonable expenses.

        At the Annual Meeting, stockholders will vote on the election of directors (Proposal 1) and the ratification of the selection of independent accountants (Proposal 2).

        Stockholders representing a majority of the shares of Common Stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. Under the Maryland General Corporation Law ("MGCL"), any corporate action, other than the election of directors, must be authorized by a majority of the votes entitled to be cast on the matter, except as otherwise required by the MGCL or the Company's Articles of Incorporation with respect to a specific proposal. With regard to the election of directors, if a quorum is present, then the nominees receiving a plurality of the votes cast at the Annual Meeting will be elected directors. Votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

        Abstentions may be specified on all proposals except the elections of directors and will be counted as present for the purposes of the proposal for which the abstention is noted. For purposes of determining whether a proposal has received a majority of the votes cast, where a stockholder abstains from voting, those shares will be counted against the proposal.

        The independent tabulator appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. For the purposes of determining whether a proposal has received the requisite vote in instances where brokers are prohibited from exercising or choose not to exercise discretionary authority for beneficial owners who have not provided voting instructions (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the vote. Pursuant to the NASD Rules of Fair Practice, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will only have such authority if (i) the broker holds the shares as executor, administrator, guardian, trustee, or similar representative or fiduciary capacity with authority to vote, or (ii) the broker is acting pursuant to the rules of any national securities exchange to which the broker is also a member.

VOTING SECURITIES AND PRINCIPAL HOLDERS

        As of September 30, 2004, the Company had outstanding 8,380,673 shares of Common Stock, which are the only outstanding voting securities of the Company.

        The following table sets forth, as of September 30, 2004, the beneficial ownership of Common Stock with respect to (i) each person who was known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) each executive officer of the Company named in the Summary Compensation Table of this proxy statement and (iv) directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
Andrew A. Wiederhorn, former Chief Executive Officer, current Chief Strategic Officer, Treasurer, Secretary, Director	2,852,911	(3)	31.7%
Tiffany A. Wiederhorn	2,852,911	(4)	31.7
TTMM, L.P.	991,709	(5)	11.8
Donald J. Berchtold, current Chief Executive Officer, Director	610,990	(6)	7.3
Richard Terrell	562,100	(7)	6.7
Patrick Terrell.	470,000	(8)	5.6
Clarence B. Coleman and Joan F. Coleman	423,189	(9)	5.1
Robert G. Rosen, former President, former Director	189,027	(10)	2.2
Don H. Coleman, Director.	52,500	(11)	*
R. Scott Stevenson, Senior Vice President, Chief Financial Officer	44,508	(12)	*
Christopher T. DeWolfe, Director	27,000	(13)	*
Matthew Green, Vice President	10,000	(14)	*
David Dale-Johnson, Chief Investment Officer, Director	12,009	(15)	*
K. Kenneth Kotler, Director	11,000	(16)	*
M. Ray Mathis, Director	1,500	(17)	*
Lisa M. Colacurcio, Vice President	—		*
All executive officers and directors as a group (11 persons)	3,799,945	(18)	40.9%

(1)
The address for each stockholder is c/o Fog Cutter Capital Group Inc., 1410 SW Jefferson Street, Portland, Oregon 97201-2548.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of Common Stock subject to options or warrants exercisable within 60 days of September 30, 2004 are deemed outstanding for computing the amount and percentage beneficially owned by the person or group holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person or group. Except as noted, each stockholder has sole voting power and sole investment power with respect to all shares beneficially owned by such stockholder.

(3)
Based upon information obtained from a Schedule 13D filed with the Securities and Exchange Commission, as amended. Consists of (a) 402,026 shares of Common Stock outstanding held directly by Mr. Wiederhorn, (b) 630,000 shares of Common Stock issuable upon the exercise of currently exercisable outstanding options held directly by Mr. Wiederhorn, (c) 421,720 shares of

  Common Stock held directly by Mr. Wiederhorn's spouse, Tiffany Wiederhorn, (d) 991,709 shares of Common Stock owned by TTMM, L.P., a partnership controlled by Ms. Wiederhorn, (e) 242,035 shares of Common Stock held by the Tiffany A. Wiederhorn Grantor Retained Annuity Trust I, with respect to which Ms. Wiederhorn exercises voting and investment power, (f) 13,826 shares of Common Stock owned by W.M. Starlight Investments, LLC, a limited liability company of which Ms. Wiederhorn is the manager and majority owner and (g) an aggregate of 149,595 shares of Common Stock owned by Mr. and Ms. Wiederhorn's minor children, which are held in custody for the benefit of such minor children pursuant to arrangements that do not give Mr. Wiederhorn any voting or investment power over such shares. Mr. Wiederhorn may be deemed to share voting power and investment power with respect to all such shares of Common Stock with the other beneficial owners thereof and may be deemed to be the beneficial owner of all such shares of Common Stock. Mr. Wiederhorn disclaims beneficial ownership of all shares of Common Stock not held directly by him. Excludes 112,500 shares of Common Stock which were allocated to Mr. Wiederhorn by a Long-Term Vesting Trust established for the benefit of certain employees and directors of the Company (the "Trust") but which will not have vested or be deliverable to Mr. Wiederhorn within 60 days of September 30, 2004. Excludes the remaining 582,000 shares of Common Stock held in the Trust which have been allocated to other employees or Directors or have not been allocated. Although Mr. Wiederhorn acts as a Trustee for the Trust, he does not have any beneficial ownership, voting power or investment power over the shares of Common Stock remaining in the Trust or allocated to other employees or Directors.

(4)
Based upon information obtained from a Schedule 13D filed with the Securities and Exchange Commission, as amended. Consists of (a) 421,720 shares of Common Stock held directly by Ms. Wiederhorn, (b) 402,026 shares of Common Stock outstanding held directly by Ms. Wiederhorn's spouse, Andrew Wiederhorn, (c) 630,000 shares of Common Stock issuable upon the exercise of currently exercisable outstanding options held directly by Mr. Wiederhorn, (d) 991,709 shares of Common Stock owned by TTMM, L.P., a partnership controlled by Ms. Wiederhorn, (e) 242,035 shares of Common Stock held by the Tiffany A. Wiederhorn Grantor Retained Annuity Trust I, with respect to which Ms. Wiederhorn exercises voting and investment power, (f) 13,826 shares of Common Stock owned by W.M. Starlight Investments, LLC, a limited liability company of which Ms. Wiederhorn is the manager and majority owner and (g) an aggregate of 149,595 shares of Common Stock owned by Mr. and Ms. Wiederhorn's minor children, which are held in custody for the benefit of such minor children pursuant to arrangements that do not give Ms. Wiederhorn any voting or investment power over such shares. Ms. Wiederhorn may be deemed to share voting power and investment power with respect to all such shares of Common Stock with the other beneficial owners thereof and may be deemed to be the beneficial owner of all such shares of Common Stock. Ms. Wiederhorn disclaims beneficial ownership of all shares of Common Stock not held directly by her.

(5)
Based upon information obtained from a Schedule 13D filed with the Securities and Exchange Commission, as amended. TTMM, L.P. shares voting power and investment power with Andrew Wiederhorn and Tiffany Wiederhorn over such shares.

(6)
Includes 10,000 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable. Also includes 134,636 shares of Common Stock held by Mr. Berchtold as trustee for certain minor children, 396,170 shares of Common Stock owned by an entity which is managed by Mr. Berchtold, 2,462 shares of Common Stock held by Mr. Berchtold's spouse, 1,984 shares of Common Stock held by Mr. Berchtold's spouse as trustee for certain minor children and 4,678 shares of Common Stock owned by Mr. Berchtold's dependent son. Mr. Berchtold may be deemed to share voting and investment power over such shares. Mr. Berchtold disclaims beneficial ownership of such shares. Excludes 5,000 shares of Common Stock which were allocated to

  Mr. Berchtold by the Trust but which will not have vested or be deliverable to Mr. Berchtold within 60 days of September 30, 2004.

(7)
Based upon information obtained from a Schedule 13G filed with the Securities and Exchange Commission. Consists of (i) 537,600 shares of Common Stock held directly by Mr. Richard Terrell, (ii) 9,500 shares of Common Stock held by a Trust, of which Mr. Terrell is Trustee, for Kimberly Terrell, a minor child, of which shares Mr. Terrell disclaims beneficial ownership, and (iii) 15,000 shares of Common Stock held by a Trust, of which Mr. Terrell is Trustee, for Meagan Terrell, a minor child, of which shares Mr. Terrell disclaims beneficial ownership.

(8)
Mr. Patrick Terrell may be deemed to share voting and investment power over such shares with his spouse.

(9)
Based upon information obtained from a Schedule 13D filed with the Securities and Exchange Commission, as amended.

(10)
Consists of 189,027 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable. Mr. Rosen resigned as the Company's President and director on March 26, 2004.

(11)
Includes 2,500 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

(12)
Includes 43,333 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

(13)
Consists of 2,000 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

(14)
Consists of 10,000 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

(15)
Includes 11,000 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

(16)
Includes 3,000 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

(17)
Consists of 1,500 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

(18)
Includes 902,630 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

*
Less than one percent.

Arrangements That Could Result In A Change In Control

        Rosen Agreement    On January 28, 2002, Andrew A. Wiederhorn entered into a Stock Option and Voting Agreement (the "Rosen Agreement") by and among Andrew A. Wiederhorn, Robert G. Rosen and Valerie Rosen, as joint tenant with Robert G. Rosen (Valerie Rosen, together with Robert G. Rosen, the "Rosen Agreement Stockholders"), Robert G. Rosen, as Agent for the Rosen Agreement Stockholders, and Tiffany Wiederhorn solely with respect to certain payment obligations. The Rosen Agreement grants Mr. Wiederhorn the right to vote or direct the vote of all of the shares held by each such Rosen Agreement Stockholder, which number 423,245 in the aggregate (the "Rosen Shares"). The Rosen Agreement allows Mr. Wiederhorn to direct the voting of the Rosen Shares at his discretion at any annual and special meetings of the stockholders of the Company and in written consents of stockholders in lieu of a meeting of stockholders. In exchange for the voting rights over the Common Stock held by the Rosen Agreement Stockholders, Mr. Wiederhorn granted each Rosen Agreement Stockholder a Put Option (as defined in the Rosen Agreement) whereupon each Rosen Agreement Stockholder may require Mr. Wiederhorn to purchase such Rosen Agreement Stockholder's shares in a specified time period at a price determined from the book value of the Company at the month end prior to the time of exercise of the Put Option.

        On March 30, 2004, the Rosen Agreement Stockholders exercised the Put Option to require Mr. Wiederhorn to purchase all of the shares subject to the Rosen Agreement. Mr. Wiederhorn delegated the obligation to purchase 21,219 of the Rosen Shares to his minor children. On April 27, 2004, Mr. Wiederhorn and his minor children acquired such 423,245 shares of Common Stock from the Rosen Agreement Stockholders. On the same day the Company purchased a three year call option (the "Call Option") from Mr. Wiederhorn pursuant to a Call Option Agreement between the Company and Mr. Wiederhorn (the "Call Option Agreement"). The Call Option gives the Company the right, but not the obligation, to purchase 423,245 shares of outstanding Common Stock from Mr. Wiederhorn for a purchase price of $3.99 per share. The option may be exercised at any time from April 27, 2004 to April 27, 2007. The Company paid $750,000 ($1.77 per option share) for the Call Option. The premium paid for the Call Option, together with the strike price, represented a small premium to the Company's book value per share and market price per share at the time the option was purchased.

        Wiederhorn Assignment and Voting Agreement    Pursuant to an Amended and Restated Assignment and Voting Agreement, entered into as of May 13, 2004 (the "Wiederhorn Assignment and Voting Agreement"), by and among Tiffany Wiederhorn, TTMM, L.P. and WM Starlight Investments, LLC (collectively, the "Tiffany Wiederhorn Entities") and Mr. Wiederhorn, the Tiffany Wiederhorn Entities agreed to vote their Common Stock in the manner specified by Mr. Wiederhorn during the term of the Wiederhorn Assignment and Voting Agreement, which shall terminate upon the earlier to occur of the fifth anniversary of the Wiederhorn Assignment and Voting Agreement or any date on which Mr. Wiederhorn is no longer the Chairman of the Board of Directors and Mr. Wiederhorn's employment agreement has been terminated by the Company.

        Coleman/Wiederhorn Letter Agreement    Pursuant to a letter agreement dated April 30, 2004 (the "Coleman/Wiederhorn Letter Agreement"), Andrew A. Wiederhorn and Clarence B. Coleman agreed (i) that Mr. Coleman would, with some exceptions, retain ownership of 100,000 shares of Common Stock until at least March 1, 2005, (ii) that Mr. Coleman may put (the "Coleman Put") such 100,000 shares of Common Stock to Mr. Wiederhorn at a price of $5.40 upon written notice at least 30 days prior to the closing date specified in the notice, which may not occur before March 1, 2005 nor later than March 31, 2005 and (iii) Mr. Wiederhorn may assign the Coleman Put to the Company at any time.

        The foregoing summaries of the Rosen Agreement, the Call Option Agreement, the Wiederhorn Assignment and Voting Agreement and the Coleman/Wiederhorn Letter Agreement are qualified in their entirety by reference to such agreements, which were filed as exhibits to Schedules 13D, as amended, filed with the Securities and Exchange Commission.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        At the Annual Meeting, the stockholders will elect seven directors to the Board of Directors, each to serve until the 2005 Annual Meeting of Stockholders or until their successors are elected and qualified. If a nominee is unable or unwilling to serve, the shares to be voted for such nominee that are represented by proxies will be voted for any substitute nominee designated by the Board of Directors. The Company's Nominating Committee has determined that Mr. Coleman, Mr. DeWolfe, Mr. Kotler and Mr. Mathis are independent, as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards.

        The affirmative vote of a plurality of the shares of Common Stock entitled to vote on the election of directors is required to elect a nominee. The Board of Directors recommends a vote IN FAVOR of the nominees for director listed below. If not otherwise specified, proxies will be voted IN FAVOR of the nominees for director listed below.

        The names of the nominees, their ages as of September 30, 2004, and other information about them is set forth below:

Name of Nominee	Position	Age
Donald J. Berchtold	Chief Executive Officer and Director	59
Don H. Coleman	Co-Chairman	66
David Dale-Johnson	Co-Chairman, Chief Investment Officer	57
Christopher T. DeWolfe	Director	38
K. Kenneth Kotler	Director	52
M. Ray Mathis	Director	65
Andrew A. Wiederhorn	Chief Strategic Officer and Director	38

        Mr. Berchtold has been the Senior Vice President of Administration of the Company since October 1999, a director of the Company since March 2004 and the sole Chief Executive Officer of the Company since August 2004. From June 2004 to August 2004, Mr. Berchtold was the Co-Chief Executive Officer of the Company. From October 1991 to October 1999, Mr. Berchtold was Senior Vice President of Wilshire Financial Services Group Inc. ("WFSG"), a public company which was principally engaged in mortgage loan purchasing, and investing in mortgage-backed securities. From 1975 to October 1991, Mr. Berchtold was a consultant and owner/operator of his own companies. Mr. Berchtold holds a BSC degree in Finance and Marketing from Santa Clara University. Mr. Berchtold is Mr. Wiederhorn's father-in-law.

        Mr. Coleman has been a director of the Company since October 2001 and Co-Chairman since June 2004. Mr. Coleman has also been the Chief Operating Officer of Eagle Telephonic Inc. ("Eagle"), a designer and manufacturer of telephonic switches, since January 2000. From 1992 to 1998, Mr. Coleman was a Vice President of International Communication Technologies Inc., a founder of and partner in several private telephone service provider companies in foreign countries, and a significant investor in Eagle. From 1988 to 1993, Mr. Coleman was the Chief Executive Officer of Liquid Spring Technologies, Inc., which was a developer of advanced suspension systems for cars and trucks. From 1983 to 1985 Mr. Coleman was the Chief Executive Officer of Clarion Corporation of America, which was a manufacturer and supplier of automotive sound systems and electronics to original equipment manufacturers and the aftermarket. From 1996 to 1999, Mr. Coleman was a director of WFSG. From

1993 to 1999, Mr. Coleman was a director of First Bank of Beverly Hills, FSB ("FBBH"). Mr. Coleman holds B.A. and M.B.A. degrees from Stanford University.

        Mr. Dale-Johnson has been a director of the Company since October 2001, a Co-Chairman of the Board since June 2004 and the Chief Investment Officer of the Company since August 2004. Mr. Dale-Johnson has held various teaching and administrative positions during 25 years at University of Southern California including associate professor and director of the Marshall School of Business's Real Estate Program, associate professor at the School of Policy Planning and Development and director of Executive Education for the Lusk Center for Real Estate. Mr. Dale-Johnson is also a director of LECG, Inc., a litigation-consulting firm for which he has served as an expert in real estate economics and finance since August 2001. Prior to August 2001, Mr. Dale-Johnson was a Senior Consultant for Economic Analysis LLC, a litigation-consulting firm. From 1996 to 1999, Mr. Dale-Johnson was a director of WFSG. From 1993 to 1999, Mr. Dale-Johnson was a director of FBBH. Mr. Dale-Johnson is also Chairman, a director and member of the executive committee of CCEO, Inc., a charitable organization involved in housing rehabilitation and training of at-risk youth.

        Mr. DeWolfe has been a director of the Company since November 2002. Mr. DeWolfe has been the Chief Executive Officer of MySpace.com., a social networking portal, since December 2003. From October 2002 to December 2003, Mr. DeWolfe was the President of ResponseBase Marketing, LLC, an Internet direct marketing company. ResponseBase Marketing, LLC is a subsidiary of eUniverse, Inc., an operator of entertainment-related web sites. From June 2001 to October 2002, Mr. DeWolfe was the Chief Executive Officer of ResponseBase, LLC, a predecessor business to ResponseBase Marketing, LLC. In October 2002, ResponseBase, LLC sold substantially all of its assets to ResponseBase Marketing, LLC. From October 1999 to March 2001, Mr. DeWolfe was the Vice President of Marketing at Xdrive Technologies, Inc., a provider of software and service for presenting, storing and sharing of information via the Internet. From July 1997 to October 1999, Mr. DeWolfe was the Vice President of Marketing of FBBH. Mr. DeWolfe holds a B.A. in Finance from the University of Washington and an M.B.A. in Marketing from the University of Southern California.

        Mr. Kotler has been a director of the Company since October 2001. Mr. Kotler is a lawyer and was admitted to the California bar in 1978. Mr. Kotler has been a sole practitioner since July of 1991, with a practice focusing on commercial collection matters. From 1994 to 1999, Mr. Kotler was a member of the boards of directors of FBBH and Girard Savings Bank, FSB, a predecessor to FBBH.

        Mr. Mathis has been a director of the Company since January 2003. In the spring of 2004, Mr. Mathis founded The Mathis Group, LLC, which consults on business security issues, corporate due diligence, pre-employment background checks and other business related issues. Mr. Mathis was the Executive Director for the Portland Oregon Citizens Crime Commission, an advocate for business to reduce crime in the community, from 1994 to 2002. Mr. Mathis began his career in public safety and served over 20 years as a special agent for the FBI, including serving as a branch chief for NATO from 1986 to 1989. He was the European systems director of security for Pan American Airlines from 1989 to 1990. He is the former president of Alert Management Systems, whose 2,000 employees provided security services at airports in the United States and Europe. Mr. Mathis holds a BBA degree from the University of Texas at Austin. He currently serves on the boards of directors of two non-profit organizations in Portland, Oregon.

        Mr. Wiederhorn has been a director, the Treasurer and the Secretary of the Company since its formation and the Chief Strategic Officer of the Company since August 2004. Mr. Wiederhorn was the Chairman and the Chief Executive Officer of the Company from its formation until June 2004 and was the Co-Chairman and the Co-Chief Executive Officer of the Company from June 2004 to August 2004. Until August 1999, Mr. Wiederhorn was also the Chairman of the Board of Directors, Chief Executive Officer, Secretary and Treasurer of WFSG. In 1987, Mr. Wiederhorn founded Wilshire Credit Corporation ("WCC"), and served as the Chief Executive Officer of WCC and certain of its affiliates until August 1999. Mr. Wiederhorn received a B.S. degree in Business Administration from the University of Southern California. Mr. Wiederhorn is the son-in-law of Donald J. Berchtold, the sole Chief Executive Officer and a director of the Company. Mr. Wiederhorn is currently on a leave of absence from his positions at the Company, but is expected to return during the 2005 term.

  Involvement in Certain Legal Proceedings

        Capital Consultants LLC.    The Company's former Chief Executive Officer and current Chief Strategic Officer, Andrew Wiederhorn, and former President, Lawrence Mendelsohn, received letters from the United States Attorney's Office for the District of Oregon ("USAODO") in March 2001 advising them that they were targets of a grand jury investigation (the "CCL Investigation") into the failure of Capital Consultants, L.L.C ("CCL"). CCL was a lender to WCC and related and affiliated companies. WCC was a mortgage loan servicing company owned by Mr. Wiederhorn and Mr. Mendelsohn that provided mortgage loan servicing for WFSG, for which Mr. Wiederhorn acted as CEO and Mr. Mendelsohn acted as President. As a result of the liquidity crisis in the financial markets in the fall of 1998, WFSG experienced significant losses and filed for bankruptcy, which in turn had a significant impact on its affiliates, including WCC, which could not repay the amounts borrowed from CCL. At the time, WFSG owned approximately 8.6% of the Company's Common Stock and managed the Company's investments under a management agreement.

        In August 2002, Mr. Mendelsohn resigned as President and Director of the Company. In November 2003, Mr. Mendelsohn entered into an agreement with the USAODO pursuant to which he plead guilty to filing a false 1998 personal tax return and agreed to cooperate in the CCL Investigation.

        On June 3, 2004 the Company announced that Mr. Wiederhorn had entered into a settlement with the USAODO regarding its investigation into CCL (the "Settlement") and would take a leave of absence from his corporate positions at the Company.

        Under the Settlement's terms, Mr. Wiederhorn pled guilty on June 2, 2004 to two federal counts and was sentenced to 18 months incarceration and fined $2.0 million. The first count, a violation of an ERISA provision, involved a federal law that required no criminal intent and for which the advice of counsel was not a defense. The second count related to a violation involving a deduction on a personal tax return, which did not reduce Mr. Wiederhorn's tax liability or reduce the government's tax collections. The charges to which Mr. Wiederhorn has pled guilty pursuant to the Settlement are not based upon any acts or omission of the Company or of Mr. Wiederhorn in his capacity as an officer or director of the Company.

        To address the management transition, the Board of Directors appointed Donald J. Berchtold as Co-Chief Executive Officer in June 2004. Mr. Berchtold was the Senior Vice President of Administration at Fog Cutter from October 1999 to June 2004 and became a director in March 2004. In order to further assist the transition, the Board of Directors appointed David Dale-Johnson and Don Coleman as Co-Chairmen of the Board with Mr. Wiederhorn. Both Mr. Dale-Johnson and Mr. Coleman have been directors of the Company since October 2001. Mr. Dale-Johnson was the Director of the Real Estate program at USC's Marshall School of Business. Mr. Coleman has held executive operating positions in several large companies and is currently the Chief Operating Officer of Eagle Telephonic Inc. The Board of Directors also appointed Mr. Dale-Johnson as Chief Investment Officer, adding a new, full-time position to the Fog Cutter management team.

        Mr. Wiederhorn began his leave of absence on August 2, 2004 and is expected to remain in that status for a period of 14 to 18 months. In August 2004, the Board of Directors, with Mr. Wiederhorn's consent, changed Mr. Wiederhorn's position from Co-Chief Executive Officer to Chief Strategic Officer during the leave of absence period, and changed Mr. Berchtold's position from Co-Chief Executive Officer to sole Chief Executive Officer.

        Mr. Wiederhorn and Mr. Mendelsohn, pursuant to the terms of their respective employment agreements, may have been entitled to indemnity from the Company for litigation expenses and personal losses in connection with the CCL investigations and any related litigation. Messrs. Wiederhorn and Mendelsohn had notified the Company that, although they believed they were entitled to primary indemnification from other sources, they were reserving their rights to seek indemnity from the Company. The Company did not agree to any indemnity requests. Mr. Wiederhorn released the Company from any and all claims he may have had relating to the CCL matter as partial consideration for the leave of absence agreement that the Company executed with Mr. Wiederhorn in June 2004. The USAODO has settled the CCL matter as it relates to both Mr. Wiederhorn and Mr. Mendelsohn.

        Nasdaq Delisting    The Company's Common Stock is currently traded in the over-the-counter market on the OTC "pink sheets." The Company's Common Stock was previously quoted on The Nasdaq National Market. On July 20, 2004, the Company was notified by Nasdaq of a staff determination to de-list the Company's Common Stock effective July 29, 2004. The Company challenged the staff determination and requested an oral hearing by a Listing Qualifications Panel to review the staff's conclusions. A hearing was scheduled for and held on September 9, 2004. On October 12, 2004, the Company was notified by Nasdaq that the Listing Qualifications Panel denied the Company's request for continued inclusion on The Nasdaq National Market, and the Company's Common Stock was delisted from The Nasdaq National Market on October 14, 2004. The Company has requested a review of the Listing Qualifications Panel's decision by Nasdaq's Listing and Hearing Review Council.

        Trading of the Company's Common Stock in the OTC pink sheets may reduce the liquidity of the Company's Common Stock compared to quotation on The Nasdaq National Market. Also, the coverage of the Company by security analysts and media could be reduced, which could result in lower prices for the Company's Common Stock than might otherwise prevail and could also result in increased spreads between the bid and ask prices for the Company's Common Stock. Additionally, certain investors will not purchase securities that are not quoted on The Nasdaq Stock Market, which could materially impair the Company's ability to raise funds through the issuance of its Common Stock or other securities convertible into its Common Stock.

        In addition, if the trading price of the Company's Common Stock is less than $5.00 per share, trading in its Common Stock could also be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended. Under that Rule, broker and dealers who recommend such low priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to any transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to regulations adopted by the SEC, any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could severely limit the market liquidity of the Company's Common Stock. There can be no assurance that the Company's Common Stock will not become treated as penny stock.

        Derivative Action    On July 6, 2004, Jeff Allen McCoon, derivatively on behalf of the Company, filed a lawsuit in the Circuit Court for the State of Oregon (Multnomah County Case No. 0407-06900) which named the Company and all of its directors as defendants. The lawsuit alleges that members of the Company's Board of Directors breached their duties to the Company by entering into the leave of absence agreement with Andrew Wiederhorn. The lawsuit generally seeks restitution of payments made under the leave of absence agreement plus attorney fees and costs. The individual defendants have indemnity agreements with the Company and have asserted the right to indemnification from the Company under those indemnity agreements. This case is in the very early pleading stages and motions are pending against the complaint. The Company may incur expenses under the indemnity agreements and also may derive benefits if the plaintiff's claims are successful. At this stage of the case, it is too early to predict the outcome with any certainty. The complaint is not specific as to the amount of damages it is seeking against the individual defendants, but it appears to seek at least the return of $2 million paid to Mr. Wiederhorn under the Leave of Absence Agreement.

        Strouds Acquisition Corporation    On October 6, 2003, the Official Committee of Unsecured Creditors of Strouds Acquisition Corporation ("Strouds") filed a lawsuit in the United States Bankruptcy Court (LA 03-23620-ER) which named the Company, among others, as a defendant. The lawsuit was amended on November 10, 2003 and limits the complaint against the Company solely in its capacity as collateral agent for certain secured creditors of Strouds Acquisition Corporation. The lawsuit, as it pertains to the Company, sought reimbursement of the proceeds from approximately $3.0 million in funds received in October 2003, which the Company was holding as collateral agent for other secured creditors. These funds were not included in the assets of the Company, but were being held in trust. On July 1, 2004, the lawsuit was settled and the Company distributed the trust funds, net of legal reimbursements of $0.3 million, in accordance with the settlement agreement. The Company received a general release from the parties and considers the matter closed.

        The Company is involved in various other legal proceedings occurring in the ordinary course of business which the Company believes will not have a material adverse effect on the consolidated financial condition or operations of the Company.

  Meetings and Committees of the Board of Directors

        During the year ended December 31, 2003, the Board of Directors met 19 times and took action by unanimous written consent on 3 occasions. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors on which he serves.

        Beginning in 2004, each member of the Board of Directors is expected to attend annual meetings of the Company's stockholders, either in person or telephonically. At the Company's 2003 annual meeting of stockholders, Mr. Wiederhorn and Mr. Rosen were in attendance.

        The following are the current members and functions of the standing committees of the Board of Directors.

        Audit Committee.    The Audit Committee currently consists of Don H. Coleman, K. Kenneth Kotler, Christopher T. DeWolfe and M. Ray Mathis, four non-employee directors, and met 6 times during the year ended December 31, 2003. David Dale-Johnson was a member of the Audit Committee until June 2004, when he was appointed Chief Investment Officer. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The members of the Audit Committee are independent (as independence is defined in both Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended). The Board of Directors adopted a revised written charter for the Audit Committee on March 30, 2004. The revised charter is attached hereto as Appendix A. The Audit Committee recently engaged UHY LLP as the Company's new independent public accountants.

        Executive Committee.    Effective July 1, 2004, the Board of Directors established an Executive Committee to assist with the management transition during the term of Mr. Wiederhorn's leave of absence. The Executive Committee meets regularly, typically weekly, with senior management to review the status of the Company's business segments and to provide oversight. The Executive Committee consists of non-employee directors Don Coleman and K. Kenneth Kotler and employee directors Donald J. Berchtold and David Dale-Johnson.

        Compensation Committee.    The Compensation Committee currently consists of Don H. Coleman, Christopher T. DeWolfe and K. Kenneth Kotler, three non-employee directors and met 5 times during the year ended December 31, 2003. David Dale-Johnson was a member of the Compensation Committee until August 2004, when he was appointed Chief Investment Officer and replaced by Christopher T. DeWolfe. The Compensation Committee's functions are to establish and administer the Company's policies regarding compensation. The Compensation Committee also administers the Company's Incentive Stock Option Plan (the "Stock Plan"). The members of the Compensation Committee are independent (as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards).

        Nominating Committee.    On October 18, 2004, the Board of Directors established a Nominating Committee, which is authorized to nominate new candidates to the Company's Board of Directors. The Nominating Committee is composed of Don H. Coleman, K. Kenneth Kotler, Christopher T. DeWolfe and M. Ray Mathis, four non-employee directors. The Nominating Committee has adopted a charter, which is available in the Investor Relations section of the Company's website at www.fccgi.com. The Nominating Committee did not meet during the year ended December 31, 2003 because the Nominating Committee was not formed until October 18, 2004. The members of the Nominating Committee are independent (as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards). Each member of the Nominating Committee recommended the current nominees for election to the Board of Directors.

        The Nominating Committee receives recommendations for director nominees from a variety of sources, including from stockholders, management, Board members and third party search firms. Stockholders may recommend any person to be a director of the Company by writing to the Company's Secretary. Each submission must include (i) a brief description of the candidate, (ii) the candidate's name, age, business address and residence address, (iii) the candidate's principal occupation and the number of shares of the Company's capital stock beneficially owned by the candidate and (iv) any other information that would be required under the rules of the Securities and Exchange Commission in a proxy statement listing the candidate as a nominee for director. Recommended candidates may be required to provide additional information.

        The Nominating Committee reviews all recommended candidates at the same time, and subjects all candidates to the same review criteria. Board members should be qualified, dedicated and ethical individuals who have experience relevant to the Company's operations and understand the complexities of the Company's business environment. The Nominating Committee further develops recommendations regarding the appropriate skills and characteristics required of Board members in the context of the current composition of the Company's Board, and these recommendations are submitted to the Board for review and approval. In conducting this assessment, the Nominating Committee considers knowledge, skills, experience in business, finance, administration and relevant technical disciplines, social experience, gender and racial diversity and other attributes that the Committee determines will contribute to the Company's success and achievement of its business and social goals. In addition, at least a majority of the Company's Board must be independent, all members of the Audit Committee must be independent and also satisfy heightened independence and qualification criteria and all of the members of the Compensation Committee and the Nominating Committee must be independent.

Communications with Stockholders.

        Correspondence from the Company's stockholders to the Board of Directors or any individual directors or officers should be sent to the Company's Secretary. Correspondence addressed to either the Board of Directors as a body, or to all of the directors in their entirety, will be sent to the Chairman of the Nominating Committee. The Company's Secretary will regularly provide to the Board of Directors a summary of all such shareholder correspondence that the Secretary receives on behalf of the Board. The Board of Directors has approved this process for stockholders to send communications to the Board of Directors.

Code of Ethics.

        The Board of Directors has adopted a code of ethics designed, in part, to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in the Company's other public communications, compliance with applicable governmental laws, rules and regulations, the prompt internal reporting of violations of the code to an appropriate person or persons, as identified in the code and accountability for adherence to the code. The code of ethics applies to all directors, executive officers and employees of the Company. The Company will provide a copy of the code to any person without charge, upon request to R. Scott Stevenson, the Company's Chief Financial Officer, by calling (503) 721-6500 or writing to Mr. Stevenson's attention at Fog Cutter Capital Group, Inc., P.O. Box 2665, Portland, OR 97208-2665.

        The Company intends to disclose any amendments to or waivers of its code of ethics as it applies to certain persons by filing them on Form 8-K.

  Director Compensation

        From January 1, 2002 to April 1, 2002, each non-employee director was paid an annual director's fee equal to $12,000 and from January 1, 2002 to April 1, 2002, each non-employee director was paid an annual committee fee of $12,000 for their participation on one or more Company committees, such as the Audit or Compensation Committee. Effective as of April 1, 2002 through December 31, 2003, each non-employee director was paid an annual director's fee of $24,000 and each non-employee director was paid an annual committee fee of $24,000 for their participation on one or more Company committees, such as the Audit Committee or Compensation Committee. Effective March 1, 2003 through December 31, 2003, each non-employee director who also serves as a director of a subsidiary of the Company received an additional director's fee of $24,000 annually. Effective January 1, 2004, each non-employee director is paid an annual director's fee of $24,000 and an additional annual fee of $24,000 for each committee on which they serve, other than the Executive Committee, up to a maximum total compensation of $72,000 annually. Effective July 1, 2004, non-employee members of the Executive Committee are entitled to an additional director fee of $50,000 per annum up to a maximum total annual compensation of $122,000. In addition, on the last day of each calendar quarter, each non-employee director receives a non-statutory stock option for 1,500 shares of Common Stock at an exercise price equal to 110% of the fair market value of the Common Stock on that day. Such grants vest one-third on each of the first three anniversaries of the grant date and expire on the tenth anniversary of the grant date.

PROPOSAL NO. 2
APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        A resolution will be presented at the Annual Meeting to ratify the appointment by the Board of Directors of the firm of UHY LLP as independent accountants, to examine the financial statements of the Company for the year ending December 31, 2004, and to perform other appropriate accounting services.

        Ernst & Young LLP was previously the principal accountant for the Company. The firm advised the Company on July 16, 2004 that the firm would resign as the Company's auditors upon completion of its review of the interim financial information for the second quarter of 2004 and filing of the Company's quarterly report on Form 10-Q for the quarter ending June 30, 2004. The Form 10-Q was filed on August 16, 2004.

        The Company announced the resignation of Ernest & Young LLP on July 23, 2004.

        During the Company's most recent two fiscal years and from January 1, 2004 through July 23, 2004, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make references to the subject matter of the disagreements in connection with its report. During the Company's most recent two fiscal years and from January 1, 2004 through July 23, 2004, there were no reportable events as such term is defined in Regulation S-K 304(a)(1)(v).

        The audit report of Ernst & Young LLP on the financial statements of the Company for the past two fiscal years did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

        The Company appointed UHY LLP as its principal accountants on September 7, 2004. The decision to hire UHY LLP was approved by the Audit Committee of the Board of Directors. Ernst & Young LLP will continue to provide tax consulting and compliance services for the Company.

        The aggregate fees billed to the Company for the fiscal years ended December 31, 2003 and 2002 by Ernst & Young LLP, the Company's previous principal accounting firm, are as follows:

		December 31,
		2003	2002
		(in thousands)
•	Audit Fees	$470	$202
•	Audit Related Fees	$0	$4
•	Tax Fees	$300	$262
•	All Other Fees	$0	$0

        Audit Committee Pre-Approval Policies and Procedures.    The Audit Committee reviews the independence of the Company's auditors on an annual basis and has determined that UHY LLP is independent. In addition, the Audit Committee pre-approves all work and fees which are performed by the Company's independent auditors.

        Representatives of Ernst & Young LLP will not attend the Annual Meeting and will not have the opportunity to make a statement at the Annual Meeting or be available to respond to questions. Representatives of UHY LLP will attend the Annual Meeting or will be available by telephone conference to respond to appropriate questions, but will not have the opportunity to make a statement at the Annual Meeting.

        The affirmative vote of a majority of the shares of Common Stock entitled to vote is required to ratify the appointment of UHY LLP. The Board of Directors recommends a vote IN FAVOR of the ratification of its appointment of UHY LLP as independent accountants. If not otherwise specified, proxies will be voted IN FAVOR of this proposal.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the total compensation paid or accrued by the Company for services rendered during the years ended December 31, 2003, 2002 and 2001 to the Chief Executive Officer of the Company, and to each of the four other most highly compensated executive officers of the Company whose total cash compensation for the year ended December 31, 2003 exceeded $100,000 (the "Named Executive Officers"). One other executive officer of the Company had total cash compensation in excess of $100,000 for the year ended December 31, 2003.

Long-Term Compensation
Actual Compensation
Name and Principal Position						Restricted Stock Awards($)(3)		Securities Underlying Options/SARs (#)
	Year	Salary($)(1)		Bonus($)(2)
Andrew A. Wiederhorn Former Chief Executive Officer, Chief Strategic Officer, Secretary and Treasurer(4)	2003 2002 2001	$ $ $	377,507 350,140 794,278	$ $ $	2,000,000 1,500,000 750,000	$	— 340,987 —	— — —
Robert G. Rosen Former President(5)	2003 2002 2001	$ $ $	262,397 281,091 257,819	$ $ $	2,009,902 2,261,117 2,043,004	$	— 151,550 —	— — —
R. Scott Stevenson Senior Vice President and Chief Financial Officer	2003 2002 2001	$ $ $	165,967 158,621 156,545	$ $ $	200,000 150,000 100,000	$	— 75,775 —	— 50,000 —
Lisa M. Colacurcio Vice President(6)	2003 2002 2001	$ $	141,595 68,671 —	$ $	200,000 25,000 —	$	— 15,155 —	— — —
Matthew Green Vice President	2003 2002 2001	$ $ $	174,979 188,026 172,361	$ $ $	141,525 160,000 140,000	$	— 15,155 —	— — —

(1)
Salary amounts include payments for unused vacation time and other sundry benefits.

(2)
At December 31, 2003, bonuses were accrued but unpaid in the amount of $0.5 million for Mr. Wiederhorn. At December 31, 2002, bonuses were accrued but unpaid in the amount of $1.5 million for Mr. Wiederhorn and $0.2 million for Mr. Rosen. At December 31, 2001, bonuses were accrued but unpaid in the amount of $0.8 million for Mr. Wiederhorn and $1.1 million for Mr. Rosen.

(3)
Determined by multiplying the number of shares of restricted stock awarded by the closing market price of the Common Stock on the date of award. The shares of restricted stock shown are allocations under the Trust. The Trust allocations vest on the fifth anniversary of the date of award on the condition that the employee has been continually employed by the Company since the date of award. Trust allocations were awarded in the fiscal year ended December 31, 2002 in the following amounts of shares: Mr. Wiederhorn—112,500; Mr. Rosen—50,000; Mr. Stevenson—25,000; Ms. Colacurcio—5,000 and Mr. Green—5,000. The value of such Trust allocations held as of December 31, 2003, calculated by multiplying the number of shares allocated at December 31, 2003, by the closing market price of the Common Stock at December 31, 2003, was as follows: Mr. Wiederhorn—$588,000; Mr. Rosen—$262,000; Mr. Stevenson—$131,000; Ms. Colacurcio-$26,000, and Mr. Green-$26,000. Mr. Rosen forfeited the right to his Trust allocations upon resigning as President on March 26, 2004.

(4)
In June 2004, the Board of Directors, with Mr. Wiederhorn's consent, changed Mr. Wiederhorn's position from Chief Executive Officer to Co-Chief Executive Officer, and in August 2004, the Board of Directors, with Mr. Wiederhorn's consent, changed Mr. Wiederhorn's position from Co-Chief Executive Officer to Chief Strategic Officer.

(5)
Mr. Rosen resigned as President of the Company on March 26, 2004.

(6)
Ms. Colacurcio's employment with the Company began in June 2002.

Options Granted In the Year Ended December 31, 2003

        There were no options granted in the year ended December 31, 2003 to Company employees.

Aggregated Option Exercises In the Year Ended December 31, 2003 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options Held at December 31, 2003 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2003 Exercisable/Unexercisable
Andrew A. Wiederhorn	None	None	630,000/0	$441,000/$0
Robert G. Rosen	None	None	220,000/0	$154,000/$0
Matthew Green	None	None	10,000/0	$7,000/$0
R. Scott Stevenson	None	None	26,667/33,333	$18,667/$23,333

Equity Compensation Plan Information

        The information presented in the table below is as of December 31, 2003.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	$992,000	$4.67	$2,291,500
Equity compensation plans not approved by security holders(1)	285,500	N/A	339,500
Total	$1,277,500	$3.62	$2,631,000

(1)
In the fourth quarter of 2000, the Company established the Trust, which purchased 525,000 shares of the Company's Common Stock from an unrelated stockholder. The Company's contribution to the Trust of approximately $1.3 million was included in the Company's compensation expenses. In December 2002, the Trust purchased an additional 100,000 shares of the Company's Common Stock from an unrelated stockholder. Retained earnings from the Trust were used to fund the December 2002 purchase. In addition, during April 2004, the Trust again used its retained earnings and purchased 69,500 shares of the Company's stock from a shareholder. The Trust was established for the benefit of the Company's employees and directors to raise their ownership in the Company, thereby strengthening the mutuality of interests between them and the Company's stockholders.

        Pursuant to the terms of the Trust, the trustees will, from time to time, allocate the shares to the Company's employees. An employee will not have any rights with respect to any shares allocated to him unless and until the employee completes five years of continuous service with the Company, commencing with the date the employee is first allocated such shares. Prior to the completion of the vesting period, the trustees will vote the shares ratably with ballots cast by all other stockholders. Upon the employee's completion of the vesting period, the trustees shall promptly distribute to such employee the shares allocated to such employee; provided, however, that the trustees may, in lieu of distributing the shares, make a cash payment to the employee equal to the fair market value of the shares allocated to such employee as of the date immediately prior to the date of distribution or distribute any combination of cash or shares, as determined by the trustees, in their sole discretion.

        Prior to June 30, 2004, the trustees had allocated 285,500 shares to the Company's employees or directors. Of this amount, 50,000 shares previously allocated to a former employee were forfeited. During July 2004, the trustees allocated an additional 367,500 shares to Company's employees and directors. As a result, 603,000 shares have been allocated to employees and directors and 91,500 shares remain unallocated.

Employment Agreements

        The Company has employment agreements with Andrew A. Wiederhorn (as Chief Executive Officer; currently Chief Strategic Officer), and R. Scott Stevenson (as Senior Vice President and Chief Financial Officer) and, prior to his resignation on March 26, 2004, had an employment agreement with Robert G. Rosen (as President) (each an "Executive" and collectively, the "Executives").

        The Company entered into a new employment agreement with Mr. Wiederhorn effective June 30, 2003. The employment agreement provides for an initial three-year term commencing July 1, 2003, which is automatically renewable for successive two-year terms unless either party gives written notice of termination to the other at least 90 days prior to the expiration of the then-current employment term. The employment agreement with Mr. Wiederhorn provides for a base salary of not less than $350,000 annually, plus an annual bonus as determined by the Compensation Committee of the Board of Directors.

        Mr. Wiederhorn may terminate his employment agreement at any time for Good Reason or with or without Good Reason during the Change in Control Protection Period (if a Change in Control occurs) (capitalized terms as defined in the employment agreement of Mr. Wiederhorn). If Mr. Wiederhorn terminates his employment agreement at any time for Good Reason or with or without Good Reason during the Change in Control Protection Period (if a Change in Control occurs), or if Mr. Wiederhorn is terminated by the Company without Cause or the employment agreement is not renewed in accordance with the employment agreement, Mr. Wiederhorn will be entitled to receive (i) any unreimbursed business expenses, (ii) any base salary, bonus, vacation pay or other deferred compensation accrued or earned but not yet paid at the date of termination, (iii) three years base salary in effect on the date of termination and (iv) three times the amount of his annual bonus for the prior fiscal year. Mr. Wiederhorn will also be entitled to (i) accelerated full vesting under all outstanding equity-based and long-term incentive plans with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans payment being made at the time payments would normally be made under such plans; (ii) any other amounts or benefits due Mr. Wiederhorn under the then applicable employee benefit plans of the Company (in accordance with such plan, policy or practice); (iii) three years of additional service and compensation credit (at his then compensation level) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement of the Company, measured from the date of termination of employment and not credited to the extent that Mr. Wiederhorn is otherwise entitled to such credit during such three year period, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company's defined benefit plan covering Mr. Wiederhorn); (iv) three years of the maximum Company contribution (assuming Mr. Wiederhorn deferred the maximum amount and continued to earn his then current salary) measured from the date of termination under any type of qualified or nonqualified 401(k) plan (payable at the end of each such year); and (v) continued medical coverage for Mr. Wiederhorn, his spouse and dependents for three years. Mr. Wiederhorn is currently on a leave of absence from the Company as described below under "Certain Relationships and Related Transactions." Under the terms of the leave of absence agreement, Mr. Wiederhorn will continue to receive his regular salary and bonus pursuant to and as set forth in his employment agreement. In addition, in consideration of Mr. Wiederhorn's good will, cooperation, and continuing assistance, and in recognition of Mr. Wiederhorn's past service to the Company, to help avoid litigation and for the other reasons stated in the agreement, the Company made a leave of absence payment to Mr. Wiederhorn in the amount of $2.0 million on June 2, 2004.

        The Company entered into a new employment agreement with Mr. Rosen effective December 1, 2003. The employment agreement provided for an initial term commencing December 1, 2003, and ending December 31, 2004, with automatic 12 month renewals unless either party gave written notice of termination to the other at least 180 days prior to the expiration of the then-current employment term. The employment agreement provided for an annual salary for Mr. Rosen of $250,000 (which could have been increased, but not decreased, by the Compensation Committee of the Board of Directors). In addition, Mr. Rosen was entitled to a bonus equal to 10% of the proceeds from the sale of certain Remaining Subordinated Bonds (capitalized terms as defined in the employment agreement of Mr. Rosen) and 10% of the annual Net Increase in the Adjusted GAAP Book Value of the Company. For the period commending December 1, 2003 through December 31, 2003, Mr. Rosen was entitled to a bonus of $50,000. Mr. Rosen resigned as President of the Company on March 26, 2004. The Company entered into a three-month consulting agreement with Mr. Rosen effective March 26, 2004 in order to assist with the management transition and to assist the Company in its special situation lending business and other projects pursuant to which Mr. Rosen was paid $135,000.

        The Company entered into a new employment agreement with Mr. Stevenson effective June 30, 2003. The employment agreement provides for an initial one year term commencing July 1, 2003, which is automatically renewable for successive one year terms unless either party gives written notice of termination to the other at least 60 days prior to the expiration of the then-current employment term. The employment agreement with Mr. Stevenson provides for a base salary of not less than $150,000 annually, plus an annual bonus as determined by the Compensation Committee of the Board of Directors.

        The employment agreements also provide that the Executives may participate in the Company's Stock Plan.

        The employment agreements provide that during the employment term and thereafter, the Company will indemnify the Executives to the fullest extent permitted by law, in connection with any claim against the Executive as a result of the Executive serving as an officer or director of the Company or in any capacity at the request of the Company in or with regard to any other entity, employee benefit plan or enterprise.

        If termination is the result of an Executive's death, the Company will pay to the Executive's spouse (or his estate), an amount equal to (i) any earned but not yet paid compensation (as described in the agreements), (ii) in the case of Mr. Wiederhorn, a portion of his prior year's bonus equal to the number of days elapsed in the current year prior to his death over 365 times the amount of his prior year's bonus, (iii) accelerated full vesting under all outstanding equity-based and long term incentive plans with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans at the time payments normally would be made under such plans, (iv) any other amounts or benefits due under then applicable employee benefit plans of the Company (in accordance with such plan, policy or practice), (v) in the case of Mr. Wiederhorn and Mr. Stevenson, payment of six months of base salary to the Executive's spouse or dependents and (vi) in the case of Mr. Wiederhorn, continued medical coverage for the Executive's spouse and dependents for the maximum period allowed under COBRA.

        If an Executive's employment is terminated by reason of disability, the Executive will be entitled to receive payments and benefits to which his representatives would be entitled in the event of his termination by reason of death, provided that the payment of base salary will be reduced by any long-term disability payments under any policy maintained by the Company. If the Executive is terminated by the Company with Cause or the Executive terminates his employment without Good Reason outside of the Change in Control Protection Period, the Executive will be entitled to receive only his base salary through the date of termination and any unreimbursed business expenses.

  Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Board of Directors administers the executive compensation programs of the Company. The Compensation Committee currently consists of Don H. Coleman, Christopher T. DeWolfe and K. Kenneth Kotler, three non-employee directors. David Dale-Johnson was a member of the Compensation Committee until August 2004, when he was appointed Chief Investment Officer and replaced by Christopher T. DeWolfe. All actions of the Compensation Committee pertaining to executive compensation are submitted to the Board of Directors for approval.

        The Company's executive compensation program is designed to attract, retain, and motivate high caliber executives and to focus the interests of the executives on objectives that enhance stockholder value. These goals are attained by emphasizing "pay for performance" by having a portion of the executive's compensation dependent upon business results and by providing equity interests in the Company. The principal elements of the Company's executive compensation program are base salary, bonus, and stock options. In addition, the Company recognizes individual contributions as well as overall business results, using a discretionary bonus program.

        Base Salary.    Base salaries for the Company's executives are intended to reflect the scope of each executive's responsibilities, the success of the Company, and contributions of each executive to that success. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or market data, industry trends or internal fairness within the Company.

        Bonuses.    The Company paid annual bonuses in 2003. The Committee determined the amount of the annual discretionary and other bonuses paid by the Company.

        Stock Option Plan.    At its initial public offering in April 1998, the Company adopted the Stock Plan. The purpose of the Stock Plan is to enable the Company to attract, retain and motivate key employees and directors by providing them with equity participation in the Company. Accordingly, the Stock Plan permits the Company to grant stock options, restricted stock and stock appreciation rights (collectively "Awards") to employees, directors, consultants, and vendors of the Company and subsidiaries of the Company. The Board of Directors has delegated administration of the Stock Plan to the Compensation Committee.

        Under the Stock Plan, the Compensation Committee may grant stock options with an exercise price not less than the fair market value of the shares covered by the option on the date the option is granted. The Compensation Committee may also grant Awards of restricted shares of Common Stock. Each restricted stock Award would specify the number of shares of Common Stock to be issued to the recipient, the date of issuance, any consideration for such shares and the restrictions imposed on the shares (including the conditions of release or lapse of such restrictions). The Compensation Committee may also grant Awards of stock appreciation rights. A stock appreciation right entitles the holder to receive from the Company, in cash or Common Stock, at the time of exercise, the excess of the fair market value at the date of exercise of a share of Common Stock over a specified price fixed by the Compensation Committee in the Award, multiplied by the number of shares as to which the right is being exercised. The specified price fixed by the Compensation Committee will not be less than the fair market value of shares of Common Stock at the date the stock appreciation right was granted.

        In 2003, the Company did not issue any options to executive officers and employees. The Company issued options to its non-employee directors as described in "Director Compensation" above.

        In the fourth quarter of 2000, the Company established the Fog Cutter Long-Term Vesting Trust (the "Trust"), which purchased 525,000 shares of the Company's Common Stock from an unrelated stockholder. The Company's contribution to the Trust of approximately $1.3 million was included in the Company's compensation expenses in 2000. The Trust was established for the benefit of the Company's employees and directors to raise their ownership in the Company, thereby strengthening the mutuality of interests between them and the Company's stockholders. In December 2002, the Trust purchased an additional 100,000 shares of the Company's Common Stock from an unrelated stockholder. Retained earnings from the Trust were used to fund the December 2002 purchase. In addition, during April 2004, the Trust again used its retained earnings and purchased 69,500 shares of the Company's stock from a shareholder.

        Pursuant to the terms of the Trust, the trustees will, from time to time, allocate the shares to the Company's employees. An employee will not have any rights with respect to any shares allocated to him unless and until the employee completes five years of continuous service with the Company, commencing with the date the employee is first allocated such shares. Prior to the completion of the vesting period, the trustees will vote the shares ratably with ballots cast by all other stockholders. Upon the employee's completion of the vesting period, the trustees shall promptly distribute to such employee the shares allocated to such employee; provided, however, that the trustees may, in lieu of distributing the shares, make a cash payment to the employee equal to the fair market value of the shares allocated to such employee as of the date immediately prior to the date of distribution or distribute any combination of cash or shares, as determined by the trustees, in their sole discretion.

        Prior to June 30, 2004, the trustees had allocated 285,500 shares to the Company's employees or directors. Of this amount, 50,000 shares previously allocated to a former employee were forfeited. During July 2004, the trustees allocated an additional 367,500 shares to Company's employees and directors. As a result, 603,000 shares have been allocated to employees and directors and 91,500 shares remain unallocated.

        Policy of Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code limits the Company's tax deduction to $1 million for compensation paid to the Named Executive Officers, unless certain requirements are met. One of these requirements is that compensation over $1 million must be performance based. The Compensation Committee intends to continue to use performance-based compensation in the future, which should minimize the effect of this deduction limitation. However, the Compensation Committee strongly believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to maximize the return to stockholders, and that the loss of a tax deduction may be necessary in some circumstances. Base salary does not qualify as performance-based compensation under IRS regulations.

        CEO Compensation and President Compensation.    Mr. Wiederhorn was appointed the Company's Chief Executive Officer at its formation and Mr. Rosen was appointed as its President in December 2002. The base salaries for Mr. Wiederhorn and Mr. Rosen for 2003 were determined by the Compensation Committee and are set forth in their employment agreements, which are described under "Employment Agreements." Mr. Rosen resigned as the Company's President on March 26, 2004. On June 3, 2004, the Company announced that Mr. Wiederhorn would take a leave of absence from his corporate positions at the Company. To address the management transition, the Board of Directors appointed Donald J. Berchtold as Co-Chief Executive Officer in June 2004. Mr. Wiederhorn began his leave of absence on August 2, 2004. In August 2004, the Board of Directors, with Mr. Wiederhorn's consent, changed Mr. Wiederhorn's position from Co-Chief Executive Officer to Chief Strategic Officer, and changed Mr. Berchtold's position from Co-Chief Executive Officer to sole Chief Executive Officer.

COMPENSATION COMMITTEE
Don H. Coleman Christopher T. DeWolfe K. Kenneth Kotler

Report of the Audit Committee

        The following is the report of the Audit Committee with respect to the Company's audited financial statements for fiscal year ended December 31, 2003. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

        The Audit Committee currently consists of Don H. Coleman, K. Kenneth Kotler, Christopher T. DeWolfe and M. Ray Mathis, each of whom are independent (as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards). David Dale-Johnson was a member of the Audit Committee until June 2004, when he was appointed Chief Investment Officer and replaced by Christopher T. DeWolfe. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Board of Directors adopted a revised written charter for the Audit Committee on March 30, 2004. The revised charter is attached hereto as Appendix A.

        Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes, including the effectiveness of the design and operation of the Company's disclosure controls and procedures and the Company's internal controls.

        Prior to the Company's acquisition of Fatburger, the independent auditors, Ernst & Young LLP, determined that Fatburger had significant deficiencies in internal control which may affect its ability to record, process, summarize and report financial data. While not constituting a material weakness, as of December 31, 2003, the deficiencies had not been fully resolved by Fatburger. The issues were as follows:

  •
  A lack of sufficient resources in the accounting department to handle the day-to-day transactions and record all adjustments for the financial statements; and

  •
  A lack of sufficient controls over the information reported to Fatburger from the franchisees, which may result in a misstatement of royalty income.

        Subsequent to December 31, 2003, Fatburger hired highly qualified individuals to serve as chief financial officer and corporate controller. Additional accounting staff positions have also been filled. The management of Fatburger is in the process of testing and implementing an integrated point of sale information system which will provide the basis for controls relating to the information from all restaurants, including franchisee operated locations. The Company believes that both of the reportable conditions will have been resolved prior to December 31, 2004.

        The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee is satisfied that the internal control system is adequate and that the Company employs appropriate accounting and auditing procedures.

        The Audit Committee has also discussed with both Ernst & Young LLP, the Company's former independent auditors, and UHY LLP, the Company's current independent auditors, matters relating to the auditors' judgments about the quality, as well as the acceptability, of the Company's accounting principles, as applied in its financial reporting as required by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications, that includes, among other items, matters related to the conduct of the audit of the Company's financial statements. In addition, the Audit Committee has discussed with both Ernst & Young LLP and UHY LLP their independence from management and the Company, as well as the matters in the written disclosures received from its independent auditors and required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

        Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that its audited financial statements be included in the Company's Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE:
Don H. Coleman K. Kenneth Kotler David Dale-Johnson M. Ray Mathis

PERFORMANCE GRAPH

        The following performance graph covers the period beginning December 31, 1998 through December 31, 2003. The graph compares the return on the Company's Common Stock to the Standard & Poor's 500 Stock Index ("S&P 500") and a peer group of companies ("PGI").

1998 Measurement Period(1)(2)

	December 31, 1998	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003
Company	$100.00	$69.39	$77.69	$113.90	$195.23	$309.86
PGI(3)	$100.00	$81.83	$55.65	$99.28	$86.95	$121.20
S&P 500	$100.00	$119.53	$107.41	$93.40	$71.57	$90.46

(1)
Assumes all distributions to stockholders are reinvested on the payment dates.

(2)
Assumes $100 invested on December 31, 1998 in the Company's Common Stock, the S&P 500 and the PGI.

(3)
The companies included in the PGI are FirstCity Financial; Back Yard Burgers Inc.; Rubio's Restaurants Inc.; Sonic Corp.; DVI Inc.; FINOVA Group, Inc.; MCG Capital Corp.; and New Valley Corp.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mendelsohn Put Option

        On August 8, 2002, the Company entered into an agreement (the "Assignment"), effective July 31, 2002, in which the Company accepted the assignment of the obligations of Mr. Wiederhorn, pursuant to a Stock Option and Voting Agreement dated October 16, 2001, granted by Mr. Wiederhorn to Mr. Mendelsohn ("Mendelsohn") and other related stockholders for whom Mendelsohn was serving as agent (collectively, the "Stockholders"). At the time of the assignment, Mr. Mendelsohn was the President and a member of the Board of Directors of the Company. Mr. Mendelsohn resigned from the Company on August 30, 2002.

        Under the Assignment, the Stockholders had the option (the "Put Option") to require us to purchase up to 1,044,760 shares of Common Stock (the "Option Shares") at a price per share equal to eighty percent (80%) of the book value per share of the Company as of the end of the most recent calendar month preceding the delivery of the exercise notice (the "Evaluation Date").

        The Stockholders exercised their right to require us to purchase the Option Shares on December 24, 2002. The option price was determined to be $4.02 per share and the closing date was February 7, 2003. One third of the purchase price for the Option Shares purchased under the Option Agreement was paid in cash to the Stockholders at closing. The remaining purchase price was paid with a promissory note which matured 11 months following the closing date and which bore interest at 0% for the first 90 days and 12% per annum thereafter. The note was prepaid in full in November 2003.

Stock Purchase Loans to Officers

        Prior to the passage of the Sarbanes-Oxley Act of 2002, the Company had negotiated employment agreements with senior executives, which allowed these executives to borrow a specified maximum amount from us to purchase shares of Common Stock. These loans are full recourse, secured loans bearing interest at the prime rate. At June 30, 2004, in addition to the $2 million loan to Mr. Wiederhorn described below, the Company had outstanding stock purchase loans to Mr. Wiederhorn including accrued interest, of approximately $1.0 million. The Company is not obligated to make additional advances on loans under the employment agreements, and all other loans to executive officers have been paid in full. The remaining outstanding loans are described in the following section and as follows:

        On February 21, 2002, the Company loaned Mr. Wiederhorn $175,000 to finance the purchase of Common Stock. This loan is fully recourse to Mr. Wiederhorn and is secured by all of Mr. Wiederhorn's rights under his employment agreement. The Company is entitled to net amounts payable under the employment agreement against any amounts payable by Mr. Wiederhorn upon any default or at maturity of the loan. At Mr. Wiederhorn's direction (in accordance with the terms of his employment agreement), on February 21, 2002, the Company loaned a limited partnership controlled by Mr. Wiederhorn's spouse (the "LP") $687,000 to finance the purchase of Common Stock. The loan is secured by the membership interests of two limited liability companies owned by the LP. The limited liability companies each own a parcel of real property in Oregon and have no liabilities. At the time of the loan, the real property had an appraised value of $725,000. The loan is also guaranteed by Mr. Wiederhorn. The Common Stock purchased with the proceeds of these loans does not serve as security for the loans. The loans are due on February 21, 2007, and bear interest at the prime rate, as published in the Wall Street Journal, which interest is added to the principal annually.

        Further information on these loans to Mr. Wiederhorn is included in the Company's annual proxy statement for 2002 and prior years and Mr. Wiederhorn's employment agreement has been previously filed with the SEC.

Loan to Executive Officer

        Prior to the passage of the Sarbanes-Oxley Act of 2002, the Company had loaned Mr. Wiederhorn $2.0 million. This loan is fully recourse to Mr. Wiederhorn and is secured by trust deeds on two residences located in Oregon. The loan is due on August 1, 2007 and bears interest at 8.5% per annum, payable monthly. The Board of Directors (with Mr. Wiederhorn abstaining) concluded that the terms of the loan were at least as favorable to the Company as would be available in an arms length, third party transaction and approved the loan on July 9, 2002.

Fog Cutter Long-Term Vesting Trust

        In the fourth quarter of 2000, the Company established the Trust which purchased 525,000 shares of Common Stock from an unrelated stockholder. The Company's contribution to the Trust of approximately $1.3 million was included in the Company's compensation expense for the year ended December 31, 2000. The Trust was established for the benefit of the Company's employees and directors to raise their ownership in the Company, thereby strengthening the mutuality of interests between them and the Company's stockholders. In December 2002, using the retained earnings on trust assets, the Trust purchased an additional 100,000 shares of Common Stock in the open market. In addition, during April 2004, the Trust again used its retained earnings and purchased 69,500 shares of the Company's stock from a shareholder.

        Andrew Wiederhorn, David Dale-Johnson and Don H. Coleman are the trustees for the Trust. Pursuant to the terms of the Trust, the trustees will, from time to time, allocate the shares to the Company's employees. An employee shall not have any rights with respect to any shares allocated to him unless and until the employee completes five years of continuous service with the Company, commencing with the date the employee is first allocated such shares. Prior to the completion of the vesting period, the trustees will vote the shares ratably with ballots cast by all other stockholders. Upon the employee's completion of the vesting period, the trustees shall promptly distribute to such employee the shares allocated to such employee; provided, however, that the trustees may, in lieu of distributing the shares, make a cash payment to the employee equal to the fair market value of the shares allocated to such employee as of the date immediately prior to the date of distribution or distribute any combination of cash or shares, as determined by the trustees, in their sole discretion.

        Prior to June 30, 2004, the trustees had allocated 285,500 shares to the Company's employees or directors. Of this amount, 50,000 shares previously allocated to a former employee were forfeited. During July 2004, the trustees allocated an additional 367,500 shares to Company's employees and directors. As a result, 603,000 shares have been allocated to employees and directors and 91,500 shares remain unallocated.

Business Use of Private Aircraft

        During 2003, the Company paid $0.4 million, and during the six months ended June 30, 2004, the Company paid $0.2 million to Peninsula Capital Partners LLC ("Peninsula Capital"), an entity owned by Mr. Wiederhorn, for the Company's business use of certain private aircraft. The Board of Directors is aware of the relationship and approved the fees for the use of the aircraft. The fee paid is a reimbursement of costs to Peninsula Capital for the Company's use of the aircraft. Peninsula Capital in turn leases private aircraft from independent third party providers at market rates.

Stock Purchase

        On April 28, 2004, the Company purchased 330,500 shares of its Common Stock from Clarence B. Coleman, who at the time was a greater than 10% stockholder. The purchase price was $5.40 per share ($1.8 million) and the shares were added to treasury stock. At the time of the purchase, the price represented a small premium to the Company's book value per share and market price per share. The

Company and its directors considered, among other things, the following factors: (1) the potentially negative impact on the Company's share price if the shares were disposed of publicly; (2) the Company's favorable liquidity position; (3) the potential reduction in the risk that shares are transferred in a transaction which would have an adverse impact on its net operating loss position; and (4) the reduction in the future expenditure of cash dividends by the Company. The Board of Directors reviewed and approved the transaction to confirm that the transaction was in the best interest of the Company and its other stockholders.

Call Option

        On April 27, 2004, the Company purchased an option (the "Call Option") to acquire 423,245 shares of the Company's Common Stock from Mr. Wiederhorn, the Company's former Chief Executive Officer and current Chief Strategic Officer, during a three year period commencing April 27, 2004, for an exercise price of $3.99 per share. The purchase price for the Call Option was $750,000, resulting in an "all-in" cost to the Company on exercise of approximately $5.76 per share. The Company and its directors believe that the Call Option gives the Company a useful option to acquire a large block of stock over an extended period. The aggregate price to the Company on exercise of $5.76 per share represented a small premium to the Company's book value per share and market price per share at the time the option was purchased. The price was determined based on arm's length negotiations and the Company obtained internal and independent valuations of the Call Option. The Company and its directors also considered the following factors: (1) the potentially negative impact on the Company's share price if the Option Shares were disposed of publicly; (2) the Company's favorable liquidity position; (3) the potential reduction in the risk that shares are transferred in a transaction which would have an adverse impact on its net operating loss position; and (4) the reduction in the future expenditure of cash dividends by the Company once the Company exercises the Call Option. The Board of Directors reviewed the transaction to confirm that the transaction was in the best interest of the Company and its other stockholders.

Leave of Absence Agreement

        On June 3, 2004 the Company announced that Chief Executive Officer and Chairman of the Board Andrew Wiederhorn had entered into the Settlement with the USAODO regarding its investigation into CCL and would take a leave of absence from his corporate positions at Fog Cutter Capital.

        Under the Settlement's terms, Mr. Wiederhorn pled guilty on June 2, 2004 to two federal counts and was sentenced to 18 months incarceration and fined $2.0 million. The first count, a violation of an ERISA provision, involved a federal law that required no criminal intent and for which the advice of counsel was not a defense. The second count related to a violation involving a deduction on a personal tax return, which did not reduce Mr. Wiederhorn's tax liability or reduce the government's tax collections. The charges to which Mr. Wiederhorn has pled guilty pursuant to the Settlement are not based upon any acts or omission of the Company or of Mr. Wiederhorn in his capacity as an officer or director of the Company.

        In entering into Mr. Wiederhorn's leave of absence agreement, the Board of Directors considered the nature of the statutes to which Mr. Wiederhorn pled and the fact that he relied entirely on the advice of expert legal counsel and a national accounting firm. The Board also believed it was important to assure Mr. Wiederhorn's return to active involvement with the Company because of his expertise and knowledge and to preserve a significant business relationship and the value of the Company's investments.

        Under the terms of the leave of absence agreement, Mr. Wiederhorn will continue to receive his regular salary and bonus pursuant to and as set forth in his employment agreement. In addition, in consideration of Mr. Wiederhorn's good will, cooperation, and continuing assistance, and in recognition of Mr. Wiederhorn's past service to the Company, to help avoid litigation and for the other reasons stated in the agreement, the Company made a leave of absence payment to Mr. Wiederhorn in the amount of $2.0 million on June 2, 2004.

ACCOUNTANTS' ATTENDANCE

        Representatives of UHY LLP, the Company's current principal accountants, will attend the Annual Meeting or will be available by telephone conference to respond to appropriate questions, but will not have the opportunity to make a statement at the Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires a company's directors and executive officers and beneficial owners of more than 10% of the common stock of such company to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the company's securities. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company for the year ended December 31, 2003, the Company's directors, officers, or beneficial owners of more than 10% of the Company's Common Stock timely furnished reports on Forms 3, 4 or 5, except that (i) Andrew A. Wiederhorn filed one late Form 4 reporting one transaction, (ii) Christopher T. DeWolfe filed one late Form 4 reporting one transaction, (iii) K. Kenneth Kotler filed one late Form 4 reporting two transactions, (iv) David Dale-Johnson filed two late Forms 4 reporting two transactions, (v) Don H. Coleman filed one late Form 4 reporting one transaction, (vi) M. Ray Mathis filed one late Form 3 and three late Forms 4 reporting four transactions and (vii) Clarence B. Coleman filed one late Form 3 and one late Form 4 reporting 23 transactions.

PROPOSALS OF STOCKHOLDERS

        Stockholders wishing to include proposals in the proxy material in relation to the Company's 2005 Annual Meeting of Stockholders must submit the proposals in writing so as to be received by the Secretary at the principal executive offices of the Company at 1410 SW Jefferson Street, Portland, OR 97201-2548, no later than the close of business on June 25, 2005. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders' proposals. If the Company is not notified of an intent to present a proposal at the Company's 2005 Annual Meeting of Stockholders by June 25, 2005, the Company will have the right to exercise its discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials.

OTHER BUSINESS

        The Board of Directors is not aware of any other matters to come before the Annual Meeting. If any other matter should come before the meeting, the persons named in the enclosed proxy intend to vote the proxy according to their best judgment.

        A COPY OF THE COMPANY'S FORM 10-K REPORT FOR FISCAL YEAR 2003, AS AMENDED, NOT INCLUDING EXHIBITS, CONTAINING INFORMATION ON OPERATIONS AND THE COMPANY'S FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, ACCOMPANIES THIS PROXY STATEMENT. COPIES OF THE EXHIBITS TO THE FORM 10-K ARE AVAILABLE UPON WRITTEN REQUEST WITHOUT CHARGE FOR REQUESTORS WHO INCLUDE IN THEIR WRITTEN REQUEST A GOOD FAITH REPRESENTATION THAT, AS OF

OCTOBER 8, 2004, SUCH REQUESTOR WAS A BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK. PLEASE WRITE TO:

FOG CUTTER CAPITAL GROUP INC.
1410 SW JEFFERSON STREET
PORTLAND, OR 97201-2548
ATTENTION: R. SCOTT STEVENSON

        Copies may also be obtained without charge through the Securities and Exchange Commission's World Wide Web site at http://www.sec.gov.

By order of the Board of Directors

Donald J. Berchtold Chief Executive Officer

Portland, Oregon
November 1, 2004

Appendix

Appendix A—Audit Committee Charter

Exhibits

Exhibit A—Form 10-K, as amended, for the fiscal year ended December 31, 2003

Exhibit B—Quarterly Report on Form 10-Q for the period ended June 30, 2004

Appendix A

FOG CUTTER CAPITAL GROUP INC.
AUDIT COMMITTEE CHARTER

Purpose and Powers

        The purpose of the Audit Committee established by this charter will be to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of Fog Cutter Capital Group Inc. (the "Company"), to provide to the Board of Directors (the "Board") the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to appoint, compensate and directly oversee the Company's independent accountants, to supervise the finance function of the Company (which will include, among other matters, the Company's investment activities), to engage and compensate independent counsel and other advisors as it deems necessary to carry out its duties, to the extent permitted under applicable laws, rules and regulations, and the Company's bylaws and Certificate of Incorporation, to delegate to one or more members of the Audit Committee the authority to grant pre-approvals of audit services and non-audit services provided such decisions are presented to the full Audit Committee at regularly scheduled meetings and to provide the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters which require Board attention.

        The Audit Committee will undertake those specific duties and responsibilities listed below, and such other duties as the Board from time to time may prescribe.

Charter Review

        The Audit Committee will review and reassess the adequacy of this charter at least once per year. This review is initially intended to be conducted at the first Audit Committee meeting following the Company's Annual Meeting of Stockholders, but may be conducted at any time the Audit Committee desires to do so. Additionally, to the extent and in the manner that the Company is legally required to do by the rules of the Securities and Exchange Commission (the "SEC"), this charter (as then constituted) shall be publicly filed.

Membership

        The Audit Committee shall consist of at least three members of the Board. Such members will be elected and serve at the pleasure of the Board. The members of the Audit Committee will not be employees of the Company. Each member of the Audit Committee shall meet the independence standards and have the financial expertise as required by the Rules of the National Association of Securities Dealers, Inc., the Securities Exchange Act of 1934 and the rules promulgated thereunder (collectively, the "Exchange Act"), the Sarbanes-Oxley Act of 2002 and all other applicable rules and regulations. At least one member of the Audit Committee must qualify as an "audit committee financial expert" as set forth in Section 407 of the Sarbanes-Oxley Act of 2002 and as defined by the SEC.

Meetings

        The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least quarterly to review the financial affairs of the Company. The Audit Committee will meet with the independent accountants of the Company at least once quarterly, including upon the completion of the annual audit, outside the presence of management, and at such other times as it deems appropriate to review the independent accountants' examination and management report.

Responsibilities

        To fulfill its responsibilities and duties, the Audit Committee shall:

  1.
  Appoint the independent accountants for ratification by the stockholders and approve the compensation of and directly oversee the independent accountants.

  2.
  Engage outside counsel and other advisors to assist the Audit Committee and approve the compensation of and directly oversee such outside counsel and other advisors.

  3.
  Review the plan for and the scope of the audit and related services at least annually. Confirm that the independent accountant complies with the Exchange Act and all other applicable rules and regulations.

  4.
  Confirm that the lead audit partner, or the lead audit partner responsible for reviewing the audit, for the Company's independent accountants has not performed audit services for the Company for each of the five previous fiscal years.

  5.
  Pre-approve all audit services and permitted non-audit services to be provided by the independent accountants as required by the Exchange Act.

  6.
  Inquire of management of the Company and the independent accountants about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

  7.
  Review with management any significant changes to GAAP, SEC and other accounting policies or standards that will impact or could impact the financial reports under review.

  8.
  Discuss with the independent accountants the matters required to be discussed by Statement on Audit Standards No. 61 relating to the conduct of the audit, including reviewing with management and the independent accountants at the completion of the annual audit:

  a.
  The Company's annual financial statements and related footnotes;

  b.
  The independent accountant's audit of the financial statements;

  c.
  Any significant changes required in the independent accountant's audit plan;

  d.
  Any serious difficulties or disputes with management encountered during the course of the audit;

  e.
  Any management letter(s) from the independent accountants and management's response(s) thereto; and

  f.
  Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

  9.
  Ensure the receipt of, and review, a report from the independent accountant required by Section 10A of the Exchange Act.

  10.
  Review management and independent accountant procedures established to prevent and uncover unlawful acts and violations of the Company's Code of Ethics, including with respect to unlawful political contributions, bribes, unexplained and unaccounted for payments to intermediaries (foreign or US) and their execution; ascertaining whether there are any unaccounted for or off-book transactions; and identifying whether there have been any payments made in violation of applicable laws and standards of business which are intended to influence employees of potential customers to purchase their products (commercial bribes, kickbacks, etc.).

  11.
  Ensure the receipt of, and review, a written statement from the Company's independent accountants delineating all relationships between the accountants and the Company, consistent with Independence Standards Board Standard 1.

  12.
  Review with the Company's independent accountants any disclosed relationship or service that may impact the objectivity and independence of the accountant.

  13.
  Take, or recommend that the Board take, appropriate action to oversee the independence of the outside accountants, including with respect to setting clear policies regarding current or former employees of the independent accountants being hired by the Company.

  14.
  Review with management and the independent accountants at least annually (i) the Company's application of critical accounting policies and its consistency from period to period, and the compatibility of these accounting policies with generally accepted accounting principles, and (where appropriate) the Company's provisions for future occurrences which may have a material impact on the financial statements of the Company; (ii) all alternative treatments of financial information within GAAP that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants; (iii) all other material communications between the independent accountants; and (iv) all other issues raised by the independent accountants including but not limited to the adequacy of personnel, possible weaknesses in the Company's internal controls, the attitude and morale of the Company's finance employees, and any concerns expressed by finance or other Company personnel.

  15.
  Consider and approve, if appropriate, significant changes to the Company's accounting principles and financial disclosure practices as suggested by the independent accountants, and management. Review with the independent accountants and management, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Committee, have been implemented.

  16.
  Review and discuss with management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.

  17.
  Oversee the adequacy of the Company's system of internal accounting controls including computerized information system controls and security. Obtain from the independent accountants management letters or summaries on such internal accounting controls. Review any related significant findings and recommendations of the independent accountants together with management's responses thereto.

  18.
  Obtain from the officers that certify the Company's financial reports an assessment of the internal controls, a report regarding any significant deficiencies in the design or operation of those controls which could adversely affect the Company's ability to record, process, summarize and report financial data and any special steps adopted in light of material control deficiencies and a report of any fraud in connection with the preparation of reports and any other reports required by applicable laws, rules or regulations.

  19.
  Oversee the Company's compliance with the Foreign Corrupt Practices Act.

  20.
  Oversee the Company's compliance with SEC requirements for disclosure of accountant's services and Audit Committee members and activities.

  21.
  Oversee the Company's finance function, which may include the adoption from time to time of a policy with regard to the investment of the Company's assets.

  22.
  Review and approve all related party transactions other than compensation transactions.

  23.
  Review the periodic reports of the Company with management and the independent accountants prior to filing of the reports with the SEC.

  24.
  In connection with each periodic report of the Company, review:

  a.
  Management's disclosure to the Committee under Section 302 of the Sarbanes-Oxley Act;

  b.
  The contents of the Chief Executive Officer and the Chief Financial Officer certificates to be filed under Sections 302 and 906 of the Act.

  25.
  Periodically discuss with the independent accountants, without management being present, (i) their judgments about the quality, appropriateness, and acceptability of the Company's accounting principles and financial disclosure practices, as applied in its financial reporting, and (ii) the completeness and accuracy of the Company's financial statements.

  26.
  Review and discuss with management the Company's earnings press releases (including the use of "pro forma" or "adjusted" non-GAAP information) as well as financial information and earnings guidance provided to analysts.

  27.
  Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

  28.
  Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

  29.
  Be responsible for the resolution of disagreements between management and the independent auditor regarding financial reporting.

        In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board delegates to it or that are required by applicable laws, rules and regulations.

        Funding for the engagement of independent auditors, outside counsel and other advisors, as well as ordinary administrative expenses that are necessary and appropriate in carrying out the duties of the Audit Committee shall be provided by the Company.

        Finally, the Audit Committee shall ensure that the Company's independent accountants understand both (i) their ultimate accountability to the Board and the Audit Committee, as representatives of the Company's stockholders and (ii) the Board's and the Audit Committee's ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Company's independent accountants (or to nominate the outside accountant to be proposed for stockholder approval in any proxy statement).

Reports

        The Audit Committee will to the extent deemed appropriate record its summaries of recommendations to the Board in written form that will be incorporated as a part of the minutes of the Board. To the extent required, the Audit Committee will also prepare and sign a Report of the Audit Committee for inclusion in the Company's proxy statement for its Annual Meeting of Stockholders.

                      FOG CUTTER CAPITAL GROUP INC.

FOG CUTTER CAPITAL GROUP INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        This proxy is solicited on behalf of the Board of Directors of Fog Cutter Capital Group Inc. for the Annual Meeting of Stockholders to be held on December 8, 2004. The undersigned appoints Donald J. Berchtold and R. Scott Stevenson, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Fog Cutter Capital Group Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on December 8, 2004, and at any adjournment or postponement thereof as indicated on the reverse side.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given this proxy will be voted FOR proposals 1 and 2.

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope	☒ Votes must be indicated (X) in Black or Blue ink.	Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

1.	ELECTION OF DIRECTORS
		FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐
Nominees: Donald J. Berchtold, Don H. Coleman, David Dale-Johnson, Christopher T. DeWolfe, K. Kenneth Kotler, M. Ray Mathis and Andrew A. Wiederhorn.
(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

2.	PROPOSAL TO RATIFY THE APPOINTMENT BY THE BOARD OF DIRECTORS OF UHY LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.
☐ FOR ☐ AGAINST ☐ ABSTAIN
3.	In their discretion upon such other matters as may properly come before the meeting.
Stockholder sign here	Date

Co-Owner sign here	Date

QuickLinks

VOTING SECURITIES AND PRINCIPAL HOLDERS
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 APPOINTMENT OF INDEPENDENT ACCOUNTANTS
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
1998 Measurement Period(1)(2)
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
ACCOUNTANTS' ATTENDANCE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSALS OF STOCKHOLDERS
OTHER BUSINESS
FOG CUTTER CAPITAL GROUP INC. 1410 SW JEFFERSON STREET PORTLAND, OR 97201-2548 ATTENTION: R. SCOTT STEVENSON
Appendix
Exhibits
Appendix A FOG CUTTER CAPITAL GROUP INC. AUDIT COMMITTEE CHARTER
FOG CUTTER CAPITAL GROUP INC. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS